                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        AIR PRODUCTS AND CHEMICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        AIR PRODUCTS AND CHEMICALS, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

---------------

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

LOGO

    ----------------------------------------------------------------------------

    AIR PRODUCTS AND CHEMICALS, INC.
    7201 Hamilton Boulevard
    Allentown, PA 18195-1501

    December 10, 1997

    Dear Shareholder:

    On behalf of your Board of Directors, I am pleased to invite you to attend the 1998 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. The meeting will be held on Thursday, January 22, 1998, at 2:00 p.m., in the Tompkins College Center Theater at Cedar Crest College in Allentown, Pennsylvania.

    The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of four directors. The Board of Directors has nominated Messrs. Tom H. Barrett, James F. Hardymon, Takeo Shiina, and Lawrason D. Thomas.

    It is important that your shares be represented at the meeting, regardless of the number you may hold. WHETHER OR NOT YOU CAN BE PRESENT IN PERSON, PLEASE SIGN, DATE, AND RETURN YOUR PROXY AS SOON AS POSSIBLE. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person. A summary report of actions taken at the meeting will be available upon request with the financial results of the first quarter of fiscal year 1998.

    We look forward to seeing you at the meeting.

    Cordially,

    HAROLD A. WAGNER

    HAROLD A. WAGNER
    Chairman of the Board,
    President and Chief Executive Officer

                            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                           TO BE HELD
                                        JANUARY 22, 1998

                 To the Holders of Common Stock of
                    Air Products and Chemicals, Inc.

                 The Annual Meeting of Shareholders of Air Products and Chemicals, Inc., a Delaware corporation, will be held in the Tompkins College Center Theater at Cedar Crest College in Allentown, Pennsylvania, on Thursday, January 22, 1998, at 2:00 p.m. for the following purposes:

                      1. To elect four directors each for a three-year term.

                      2. To ratify the appointment of independent certified
                         public accountants for the fiscal year ending September 30, 1998.

                      3. To transact such other business as may properly come
                         before the meeting or any adjournment thereof.

                 Shareholders of record at the close of business on November 28, 1997, are entitled to receive notice and to vote at the meeting. A complete list of such shareholders will be open for examination by any shareholder for any purpose germane to the meeting at the Company's office at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501, for a period of ten days prior to the meeting.

                 If you do not plan to attend the meeting in person, you are urged to vote, sign, date and mail the enclosed proxy immediately. The proxy is revocable and will not affect your right to vote in person in the event you find it convenient to attend the meeting.

                 By order of the Board of Directors

                 JAMES H. AGGER

                 JAMES H. AGGER
                 Senior Vice President, General Counsel
                 and Secretary

                 December 10, 1997

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING........................................     1

  AGENDA ITEM NO. ONE: ELECTION OF DIRECTORS..........................................     1

     The Board of Directors...........................................................     1

     Nominees for Director............................................................     2

     Directors Continuing in Office...................................................     3

     Meetings and Committees of the Board.............................................     6

     Other Relationships and Transactions.............................................     7

     Remuneration of Directors........................................................     7

     Director Term Limitation and Retirement Policy...................................     8

  AGENDA ITEM NO. TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS.........     8

  OTHER MATTERS.......................................................................     8

ADDITIONAL INFORMATION FOR SHAREHOLDERS...............................................     9

  COMPENSATION OF EXECUTIVE OFFICERS..................................................     9

     Report of the Management Development and Compensation Committee..................     9

     Compensation, Option, and Long-Term Incentive Plan Tables........................    12

     Stock Performance Information....................................................    17

     Pension Plans....................................................................    17

     Certain Agreements With Executive Officers.......................................    18

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......................    19

     Section 16(a) Beneficial Ownership Reporting Compliance..........................    22

  CERTAIN PROCEDURAL INFORMATION......................................................    22

     Quorum Requirements, Voting Procedures, and Proxy Solicitation for the 1998
      Annual Meeting..................................................................    22

     Shareholder Proposals for the 1999 Annual Meeting................................    23

LOGO

              ------------------------------------------------------------------

              AIR PRODUCTS AND CHEMICALS, INC.
              7201 Hamilton Boulevard
              Allentown, PA 18195-1501

                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 22, 1998

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Air Products and Chemicals, Inc., a Delaware corporation (the "Company" or "Air Products"), to be used at the Annual Meeting of Shareholders of the Company to be held January 22, 1998, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                   AGENDA ITEM NO. ONE: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

The Board of Directors currently has 13 positions. Due to the retirement of Mr. Dexter F. Baker in accordance with the Company's term limitation and retirement policy for directors and assuming the election by the shareholders of the four persons standing for election as directors on January 22, 1998, the Board will have 12 members after the Annual Meeting. The Board is divided into three classes, with each director normally elected to serve for a three-year term and one full class of directors to be elected at each Annual Meeting.

At this year's meeting, Messrs. Tom H. Barrett, James F. Hardymon, Takeo Shiina, and Lawrason D. Thomas, four incumbent Class III directors whose terms are currently scheduled to expire at the 1998 Annual Meeting, have been nominated for re-election for three-year terms as Class III directors. Each nominee elected as a director will continue in office until his successor has been duly elected and qualified, or until his earlier death, resignation, or retirement and, considering the current term limitation and retirement policy for directors, it is expected that Mr. Shiina would only serve for two years of the three-year term due to his retirement in January of 2000.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF MESSRS. BARRETT, HARDYMON, SHIINA AND THOMAS.

The following pages set forth information regarding the nominees for election as well as information about the directors whose terms of office do not expire this year. Each such director has consented to being named as nominee for director and agreed to serve if elected. All of the nominees are currently directors and all have been elected by the shareholders at prior meetings, except for Mr. Hardymon, who was elected as a Class III director by the directors in March 1997.

Under applicable Delaware law, directors must be elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Thus, the nominees for election to the Board of Directors receiving the greatest number of the affirmative votes cast, up to the number of directors to be elected, will be elected as directors. Proxies will be voted for the election of all four of the foregoing nominees unless instructions to "withhold" votes are set forth on the proxy card, although withholding votes will not influence voting results so long as a quorum is present. Abstentions may not be specified as to election of directors. Under the rules of the New York Stock Exchange, Inc. brokers who hold shares in street name for customers have the authority to vote on certain matters when they have not received instructions from their customers, the beneficial owners of the shares. Under these rules, it is currently expected that brokers that do not receive instructions will be entitled to vote on the election of the foregoing four nominees for director. If, as a result of circumstances not known or unforeseen, any of such nominees become unavailable to serve as a director, proxies will be voted for the election of any other person or persons as the Board of Directors may select.

Information follows with regard to the age, business experience and certain Board committee memberships as of November 1, 1997 of the nominees for directors and the directors continuing in office.
--------------------------------------------------------------------------------
NOMINEES FOR DIRECTOR:
--------------------------------------------------------------------------------
Class III -- To serve until the annual election of directors in 2001 or until their successors are elected and qualified.
--------------------------------------------------------------------------------

                   TOM H. BARRETT, age 67. Partner in American Industrial Partners, a private investment partnership, since 1992. Prior to this, he was Chairman of the Board, President and Chief Executive Officer of The Goodyear Tire & Rubber Company until his retirement in 1991. Director of the Company since 1990. Chairman of the Finance Committee and member of the Management Development and Compensation Committee.
                   Mr. Barrett joined The Goodyear Tire & Rubber Company, a major producer of tires, in 1953 and held numerous positions in the technical and production areas. He was elected an officer of the Company in 1976, a director in 1979, and President and Chief Operating Officer in 1982. He became
Chief Executive Officer in 1988 and Chairman in 1989. Mr. Barrett is a director of A. O. Smith Corporation, Mutual Life Insurance of New York, and
Rubbermaid, Inc.

                   JAMES F. HARDYMON, age 63, Chairman and Chief Executive Officer of Textron Inc. Director of the Company since 1997.

                   Mr. Hardymon joined Textron Inc., a global, multi-industry company with core businesses of aircraft, automotive, industrial and finance, in 1989 as President and Chief Operating Officer. He became Chief Executive Officer in 1992, and assumed the title of Chairman in 1993. Prior to joining Textron, Mr. Hardymon was President, Chief Operating Officer and a director of Emerson Electric Co. He is a director of Avco Financial Services, Inc., Fleet Financial Group, Inc. and the National Association of Manufacturers, and a trustee of the University of Kentucky.

                   TAKEO SHIINA, age 68. Chairman of IBM Japan, Ltd. Director of the Company and Chairman of the Company's Japanese Advisory Council since 1993. Member of the Environmental, Safety and Public Policy and Nominating and Corporate Governance Committees.

                   Mr. Shiina joined IBM Japan, Ltd. in 1953 and thereafter held marketing, operations and corporate staff positions. Mr. Shiina was elected President of IBM Japan, Ltd. in 1975, became its President and Chief Executive Officer in 1978, and its Chairman and Chief Executive Officer in January 1993. He was elected Vice President of International Business
Machines Corporation (U.S.) in 1989 and served until March 1993. Mr. Shiina assumed his current position and became Chairman of the IBM Japan Advisory Board in March 1993. Mr. Shiina is a director of IBM Asia Pacific, AMP Incorporated, HOYA Corp., and Proudfoot PLC. He is Senior Advisor of Bankers Trust Company, Japan, and serves on the European Advisory Board of Bankers Trust Company.

--------------------------------------------------------------------------------
NOMINEES FOR DIRECTOR:
--------------------------------------------------------------------------------
Class III -- Continued
--------------------------------------------------------------------------------

                   LAWRASON D. THOMAS, age 63. Former Vice Chairman of Amoco Corporation. Director of the Company since 1994. Chairman of the Audit Committee and member of the Finance Committee.

                   Mr. Thomas joined Amoco Chemical Company, a subsidiary of Amoco Corporation, an integrated petroleum company, in 1958. He held various sales, marketing and administrative positions with Amoco's chemical and oil subsidiaries before being named Amoco Oil Company's Vice President of Opera-tions, Planning, and Transportation in 1976, Executive Vice President in 1979, and President in 1981. He was elected a director of Amoco Corporation in 1989, Executive Vice President in 1990 and assumed the position of Vice Chairman in 1992. Mr. Thomas retired as Vice Chairman and from the Board of Directors of Amoco Corporation effective January 1, 1996 and continued until April 1996 as senior advisor to the Chairman and a senior representative to international trade groups, partners and governments.

--------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE:
--------------------------------------------------------------------------------
Class I -- To serve until the annual election of directors in 1999 or until their successors are elected and qualified.
--------------------------------------------------------------------------------

                   ROBERT CIZIK, age 66. Former Chairman of the Board of Cooper Industries, Inc. Director of the Company since 1992. Member of the Executive, Finance, and Management Development and Compensation Committees.

                   Mr. Cizik joined Cooper Industries, Inc., a diversified, worldwide manufacturing company, in 1961 and served in various financial, planning and management positions prior to becoming President and Chief Operating Officer in 1973. He served as Cooper's Chief Executive Officer from 1975 to 1995, and served as Chairman of the Board from 1983 until his retirement in 1996. Mr. Cizik is a director of Harris
Corporation, Temple-Inland, Inc., and Easco, Inc., where he also serves as non-executive Chairman.

                   RUTH M. DAVIS, age 69. Since 1981, President and Chief Executive Officer of The Pymatuning Group, Inc., Alexandria, Virginia, which specializes in technology management services. Director of the Company since 1984. Chairman of the Environmental, Safety and Public Policy Committee and member of the Executive and Nominating and Corporate Governance Committees. Dr. Davis was Assistant Secretary of Energy from 1979 to 1981 and Deputy Under Secretary of Defense for Research and Advanced Technology from 1977 to 1979.
Dr. Davis is chairman of the board of trustees of The Aerospace Corporation and serves as a director or trustee of Sprint Corporation, Consolidated Edison Company of New York, Inc., Varian Associates, Inc., Ceridian Corporation, Premark International, Inc., BTG, Inc., Tupperware Corp., and the Principal Financial Group of Des Moines, Iowa. Dr. Davis has been elected to the National Academy of Engineering, the National Academy of Public Administration and the American Academy of Arts and Sciences.

--------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE:
--------------------------------------------------------------------------------
Class I -- Continued
--------------------------------------------------------------------------------

                   JOSEPH J. KAMINSKI, age 58. Corporate Executive Vice President of the Company. Director of the Company since 1996. Member of the Environmental, Safety and Public Policy Committee.

                   Mr. Kaminski joined the Company in 1965 as a project engineer and held various positions in Corporate Planning, Treasury, and Controllership. He became Vice President -- Corporate Planning in 1988, President -- Air Products Europe, Inc. in 1990, and Executive Vice President -- Gases and Equip-ment in 1993. Mr. Kaminski assumed his present position in 1996. He is President of the International Oxygen
Manufacturers Association, a director of the National Association of Manufacturers and the Pacific Basin Economic Council, and a trustee of the Manufacturers' Alliance for Productivity and Innovation and the Committee for Economic Development.

                   RUUD F. M. LUBBERS, age 58. A Minister of State and the former Prime Minister of the Netherlands. Director of the Company since 1995. Member of the Audit and Environmental, Safety and Public Policy Committees.

                   Mr. Lubbers held senior level positions within the Dutch government for over twenty years. Between 1973 and 1977, he served as Minister for Economic Affairs, in 1978 he became Parliamentary leader of the Christian Democratic Alliance, and he was Prime Minister from 1982 until 1994. Mr. Lubbers is a professor of international economics and globalization. He teaches at the Katholic University Brabant and at the
John F. Kennedy School of Government at Harvard University. He chairs several entities sponsored by the Dutch government, including the Advisory Council International Affairs, the Mining Council, and the TNO Delft Technology Research Institute. He also holds chair positions at the Institute of Foreign Relations in The Hague and the Tinbergen Institute. Mr. Lubbers serves as a director of HIM Furness N.V., Content Beheer B.V. and Mercon.

--------------------------------------------------------------------------------
Class II -- To serve until the annual election of directors in 2000 or until their successors are elected and qualified.
--------------------------------------------------------------------------------

                   L. PAUL BREMER III, age 56. Managing Director of Kissinger Associates. Director of the Company since 1993. Chairman of the Nominating and Corporate Governance Committee and member of the Environmental, Safety and Public Policy Committee.

                   Former Ambassador Bremer joined Kissinger Associates, a strategic consulting firm headed by former Secretary of State, Henry Kissinger, in 1989 following a 23 year career in the United States Diplomatic Service. Ambassador Bremer held various assignments including political, economic and commercial officer at the American Embassies in Afghanistan and Malawi and Deputy Chief of Mission and charge d'affaires at the American Embassy in Oslo, Norway. He was appointed Executive Secretary of the State Department and Special Assistant to the Secretary of State in 1981. In 1983, he was named United States Ambassador to the Netherlands and in 1986 he was appointed Ambassador-at-Large for Counter-Terrorism. Ambassador Bremer is also a director of Akzo Nobel N.V., Vivid Technologies, Inc., and the Netherland-America Foundation.

--------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE:
--------------------------------------------------------------------------------
Class II -- Continued
--------------------------------------------------------------------------------

                   EDWARD E. HAGENLOCKER, age 58. Vice Chairman of Ford Motor Company and Chairman of Visteon Automotive Systems. Director of the Company since 1997. Member of the Audit and Environmental, Safety and Public Policy Committees.

                   Mr. Hagenlocker joined Ford Motor Company as a research scientist in 1964 and later held engineering management positions in Product Development, Chassis Division, Body and Electrical Product Engineering, Climate Control
                   Division, and Truck Operations. In 1986, he was elected a Ford vice president and named General Manager of Truck
Operations. Mr. Hagenlocker was appointed Vice President of General Operations for Ford North American Automotive Operations ("NAAO") in 1992 and Executive Vice President of NAAO in 1993. He was elected President of Ford Automotive Operations in 1994 and Chairman, Ford of Europe in 1996. He assumed his current positions of Vice Chairman of Ford Motor Company in 1996 and Chairman of Visteon Automotive Systems in 1997. Visteon Automotive Systems, formerly Ford's Automotive Components Group, is an enterprise of Ford Motor Company. Mr. Hagenlocker serves as a director of The Hertz Corporation, an affiliate of Ford Motor Company.

                   TERRY R. LAUTENBACH, age 59. Former Senior Vice President of International Business Machines Corporation. Director of the Company since 1991. Chairman of the Management Development and Compensation Committee and member of the Nominating and Corporate Governance Committee.

                   Mr. Lautenbach joined IBM in 1959 and held numerous positions in the marketing area until becoming IBM Vice
                   President -- Marketing in 1984, President -- Communication Products Division in 1985, Vice President and
                   Group Executive -- Information Systems and Communications Group in 1986, and Senior Vice President and General Manager
in 1988. Mr. Lautenbach served as Senior Vice President and was a member of IBM's Management Committee from 1990 to 1992. He serves as a director of CVS Corp., Footstar Corp., Loomis Sayles Mutual Funds, and Varian Associates, Inc.

                   HAROLD A. WAGNER, age 62. Chairman of the Board, President and Chief Executive Officer of the Company. Director of the Company since 1991. Member of the Executive and Finance Committees.

                   Mr. Wagner joined the Company in 1963 and held various positions of increasing responsibility becoming Vice President, Sales, Industrial Gas Division -- U.S. in 1981. He became Vice President -- Planning in 1982, Vice
                   President -- Business Divisions, Chemicals Group in 1987, President of Air Products Europe, Inc. in 1988, Executive Vice President -- Gases and Equipment in 1990, and President and Chief Operating Officer in 1991. Mr. Wagner was elected to his present position in 1992. Mr. Wagner is a director of
United Technologies Corporation, CIGNA Corporation, Daido Hoxan, Inc., and the Chemical Manufacturers Association, and a trustee of Lehigh University and the Eisenhower Exchange Fellowships, Inc.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of the Company met seven times during fiscal year 1997 and the outside members of the Board of Directors met once for their annual review of CEO performance, in a session led by the Chairman of the Management Development and Compensation Committee and preceded by Mr. Wagner's review of his management succession and organizational plans. During the year, the average attendance of directors at meetings of the Board of Directors and meetings of committees of the Board to which they belonged was approximately 90%. Mr. Shiina, who resides in Tokyo, Japan, attended less than 75% of such meetings.

The Board has six standing committees. These committee memberships are indicated in the preceding biographical information.

The Audit Committee consists of three directors, none of whom is an employee of the Company. The Committee, which met four times in fiscal year 1997, reviews significant matters relating to the audit and internal controls of the Company, reviews the results of audits by the Company's independent auditors, reviews the activities of the internal audit staff, and recommends selection of the Company's independent auditors for approval by the Board, subject to ratification by the shareholders. The Committee reviews and transmits to the Board the audited financial statements of the Company after the close of each fiscal year.

The Environmental, Safety and Public Policy Committee, which consists of six directors, met twice during the last fiscal year. The Committee is responsible for monitoring for and reporting to the Board regarding Company responses to issues and matters of concern in such areas as environmental compliance, safety, government, political and economic matters, community relations, and corporate and foundation philanthropic programs and charitable contributions.

The Executive Committee, which consists of four directors, met once during fiscal year 1997. Such Committee has authority to act on most matters during intervals between Board meetings.

The Finance Committee, which consists of five directors, met three times in fiscal year 1997. The Committee reviews the Company's financial policies, keeps informed of its operations and financial condition, including requirements for funds, advises the Board concerning sources and disposition of Company funds, evaluates investment programs, and reviews the Company's continuing financial arrangements and methods of external financing.

The Management Development and Compensation Committee, which consists of three nonemployee directors, met five times in fiscal year 1997. The Committee provides advice in connection with the Company's succession planning, establishes the Company's executive compensation policies, oversees the administration of the incentive compensation plans for executives and key employees, and reviews the actions of those responsible for the administration of the Company's pension and savings plans, from time to time approving amendments to such incentive, pension and savings plans on behalf of the Board. The Committee is also charged with the responsibility of approving the individual salary, bonus and incentive plan awards of the chief executive officer, the other executive officers and certain other senior executives, and for annually reviewing with the Board of Directors the performance of the chief executive officer.

The Nominating and Corporate Governance Committee, which consists of four nonemployee directors, met three times during the last fiscal year. The Committee reviews possible director candidates and makes recommendations to the Board concerning nominees to serve on the Board of Directors. The Committee also recommends for Board approval the functions and schedules of the Board and of its various committees and the membership of the committees; director remuneration, plans and programs; and Board tenure and retirement policies.

The Company's By-Laws provide that any shareholder of record who is entitled to vote for the election of directors may nominate persons for election as directors, but only if timely written notice in proper form of the intent to make a nomination at a meeting of shareholders is received by the

Secretary of the Company. To be timely, the notice must be received within the time frame discussed under SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING on pages 23-24. To be in proper form, the notice must include each nominee's written consent to be named as nominee and to serve, if elected, and contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors.

OTHER RELATIONSHIPS AND TRANSACTIONS

During the past fiscal year, the Company has had commercial transactions in the ordinary course of business with industrial corporations, banks, universities and other entities with which certain of the directors are or were affiliated, as indicated on pages 2-5 of this Proxy Statement. Such transactions arose out of negotiations between the parties conducted at arm's length in competitive situations, were on the same basis as those with nonaffiliated companies, and the Company believes them to have been fair. The Company does not believe that the interest of any such director in the transactions is material either to the Company or to the individual involved. The Company anticipates that it will continue to have similar transactions with such entities in the future.

REMUNERATION OF DIRECTORS

Directors who are not employees of the Company are paid an annual retainer of $48,000 ($51,000 for committee chairpersons). No meeting fees are paid for Board or committee meetings. In order to more closely align the interests of the directors with those of the shareholders, $12,000 of this retainer is paid in deferred stock units under the deferred compensation plan for directors. At the option of the director, the remaining retainer is paid either in cash, or credited to the interest account or to additional deferred stock units under the deferred compensation plan. Nonemployee directors receive a grant of 200 deferred stock units upon initial election to the Board and, beginning in January 1998, nonemployee directors who are members of the Board immediately following the annual meeting of shareholders will receive an annual grant of 200 deferred stock units. As described more completely in the next paragraph, deferred stock units will be paid by delivery of shares of Company common stock to the director following the end of service on the Board.

Under the deferred compensation plan for directors, nonemployee directors are permitted to defer receiving payment of all or a portion of their retainers otherwise payable quarterly in cash, until after their Board service ends. At the choice of the director, the amount of such elective deferrals may be credited to an unfunded interest account which is deemed to earn interest at Moody's long-term "A"-rated industrial bond rate; or to an unfunded Company common stock account and converted to deferred stock units by dividing the dollar amount credited by the market value of a share of Company common stock on the date credited. In the stock account, amounts equivalent to dividends paid on Company common stock are deemed reinvested in further deferred stock units. There are no voting rights attached to the deferred stock units. Payments of deferred compensation can be made in a lump sum or in up to ten installments, as elected by the director before the compensation was earned. Payment of amounts credited to the interest account is in the form of cash and payment of deferred stock units is made in shares of Company common stock. In the case of the death of a director or a change in control of the Company (as defined in the plan) followed by a director's cessation of Board service, the director's entire plan account is payable immediately in a single cash lump sum.

Each year under the Company's stock option plan for directors, directors who have not been Company employees and who are members of the Board immediately following the annual meeting of shareholders, receive an option to purchase 1,000 shares of Company common stock at market value on the date of grant. Each option becomes exercisable six months after grant, and remains exercisable for 10 years after grant unless Board service ceases before six years (other than for disability or death).

Nonemployee directors are reimbursed for expenses incurred in performing their duties as directors. Also, members of the Company's Japan Advisory Council, including Mr. Shiina, receive an annual fee of $15,000 for serving on such Council, and members of the Company's European Advisory Council, including Mr. Lubbers, receive an annual fee of $10,000 for serving on such Council, along with reimbursement of their expenses incurred in performing related duties. One current nonemployee director who was vested under the pension plan for directors when that plan was terminated in 1996, elected to retain pension benefits rather than be credited with deferred stock units equivalent to the actuarially-determined present value of the accrued pension benefit. The pension, commencing at the end of Board service, is $3,750 quarterly for the director's life (an amount which has been frozen since 1990).

DIRECTOR TERM LIMITATION AND RETIREMENT POLICY

The Company's term limitation and retirement policy for directors limits directors to four three-year terms or 12 years of Board service, unless the director had already attained age 65 when the term limitation policy was first adopted. Further, directors who have never been Company employees are to tender their resignation for consideration by the Nominating and Corporate Governance Committee upon a change in principal position or identity other than due to normal retirement and are not to stand for election to a term during which age 71 would be achieved. Finally, directors who are also Company employees, including the chief executive officer, must retire from the Board upon retirement from active employment with the Company. Company policy requires the chief executive officer and other executive officers to retire from Company employment at age 65.

                      AGENDA ITEM NO. TWO: RATIFICATION OF
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

At its meeting held on November 20, 1997, the Board of Directors of the Company upon recommendation of its Audit Committee approved the designation of Arthur Andersen LLP of Philadelphia, Pennsylvania, as independent certified public accountants for the Company for the fiscal year ending September 30, 1998, subject to ratification by the shareholders at the Annual Meeting. This accounting firm has performed such service since 1948.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will be offered the opportunity to make a statement and will be available to respond to appropriate questions.

Under applicable Delaware law and the Company's By-Laws, as amended, the outcome of this agenda item will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and having voting power on this matter. Proxies marked as abstaining will be counted in the tabulation of the vote cast and, thus, will have the effect of a vote against the proposal. Under New York Stock Exchange Rules, brokers that do not receive instructions from their customers may nevertheless vote on the matter.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

As of the date of delivery of the text of this Proxy Statement to the printer, the Board of Directors and management of the Company knew of no business that will be presented for action at the meeting other than referred to in the foregoing Notice of Annual Meeting of Shareholders and this Proxy Statement. However, if any other matter should properly come before the meeting or any adjourn-ment thereof, it is the intention of the proxyholders named on the proxy card to take such action as shall be in accordance with their best judgment.

                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

COMPENSATING EXECUTIVE OFFICERS. The Management Development and Compensation Committee of the Company's Board of Directors (the "Committee"), comprised of three nonemployee directors, is responsible for determining and administering all of the compensation policies and plans for Company executive officers. Executive officers are paid for individual performance and responsibility, with a significant amount of total compensation at risk. This at risk portion is tied to both the annual and longer-term financial performance of the Company, as well as to the creation of incremental shareholder value which is expected to result from achieving an above average return on shareholders' equity in combination with sustained long-term growth. The financial goals used to guide the Company's investment decisions and evaluate its overall performance are also used in the Company's management compensation program, the primary elements of which are base salary, cash bonus, and stock based intermediate and long-term compensation.

The Committee specifically determines each executive officer's individual salary, annual cash bonus, and stock based incentive awards. Each year the Committee sets target levels for salary and bonus awards by reference to the median level for executive compensation reported by compensation surveys, and guidelines for numbers of units of long-term incentives intended to provide stock based compensation opportunity valued above the compensation survey median. Since a large portion of the compensation opportunity is determined by performance-based variables, total compensation may be above or below the median based on individual and/or Company performance. The Committee uses survey data for industrial companies with annual revenues of three to six billion dollars, and focuses on chemical and nondurable manufacturing companies in particular.

Variable, performance-based components of compensation paid and awarded in fiscal year 1997 were progressively greater for higher level positions in order to encourage these individuals to manage from the perspective of owners with an equity stake in the Company. The approximate range was 65 to 75 percent variable compensation for the six executives named in this Proxy Statement.

No compensation paid to the Company's executive officers for 1997 will exceed the deduction limit under Section 162(m) of the Internal Revenue Code of 1986 which applies to nonperformance-based compensation in excess of $1,000,000 paid to any of the five most highly compensated executive officers. However, the Committee may in the future authorize payment of compensation that is subject to the deduction limit.

1997 ANNUAL CASH COMPENSATION -- BASE SALARY. Late in fiscal year 1996, the Committee fixed the fiscal year 1997 salaries for Mr. Wagner and each of the other executive officers. The Committee considered pay data for comparable positions derived from the compensation surveys; individual performance, position in salary range, and time since last increase; and, most importantly, the Company's overall performance as related to Mr. Wagner's leadership and the impact of the other executive officers on the business.

BONUS. The shareholder approved Annual Incentive Plan provides that in granting annual cash bonuses the Committee consider the Company's performance for the fiscal year based upon the measure or measures of performance selected by the Committee. The plan also sets a maximum individual annual bonus limit of the lesser of $2,000,000 or 150% of the recipient's most recent annualized base salary rate.

At the beginning of fiscal year 1997, the Committee adopted performance objectives for the year and established an objective formula for computing bonus awards for the chief executive officer and other executive officers which, applied to the target bonus for each position, established a maximum dollar bonus payment for each of them. These performance objectives were based on return on shareholders' equity (ROE) and growth in net income. Following the end of the year, in addition to establishing the maximum bonus by measuring performance against the performance objectives, the Committee also considered growth in revenues, growth in earnings per share, total return to shareholders, the overall economic environment, and the performance of each of the other companies besides Air Products which comprise the Standard & Poor's Chemicals Index for a single year and over multiple years, to determine the actual bonus award level. Further, in determining Mr. Wagner's actual bonus, the Committee made use of its 1997 CEO performance review focusing on objectives developed by the Committee to evaluate Mr. Wagner's leadership to the Company, its various stakeholders, and the Board of Directors.

At the November 1997 meeting, the Committee completed its assessment of the Company's and Mr. Wagner's performance and set 160% of the 1997 target bonus guideline as the overall bonus award level for fiscal year 1997, including for Mr. Wagner's award.

1997 AND CERTAIN FUTURE STOCK BASED COMPENSATION. This compensation component is particularly important since it reflects the Company's capital intensive business portfolio which requires long-term commitments for success. In January 1996, shareholders approved the continuation of the Long-Term Incentive Plan and additional shares of Company common stock for future plan awards. There have been two main forms of plan awards -- stock options and deferred stock units.

Individuals granted fiscal year 1997 Long-Term Incentive Plan awards in the fall of 1996, including the executive officers, generally received a number of units of each type of award granted which was within the guideline award range for their salary grade, reflecting their position and responsibilities at the time of grant. Fiscal year 1997 awards included standard ten-year options exercisable in one-third increments after one, two, and three years, with an exercise price of the market value on the date of grant; special five-year, premium-priced options exercisable in full after two years at $72 per share, or approximately 124% of the market value on the date of grant; and performance-based deferred stock units (Performance Shares) with a range of earn out of 0 to 150% depending on the earnings per share and operating group net income achieved by the end of fiscal year 1998.

These fiscal year 1997 stock-based awards provide gains to executives only if the stock price improves or other applicable performance objectives are met. They are intended to retain and motivate the Company's executive officers and to further strengthen the alignment of their financial interests with the interests of Air Products shareholders. All of these long-term awards are subject to forfeiture should executives engage in certain activities including competing with the Company. Furthermore, the five-year, premium-priced options exercisable in two years and the two-year performance-based Performance Share awards granted for the first time in fiscal year 1997, have significantly increased the portion of total executive compensation determined by Air Products' short- to intermediate-term financial performance, to encourage earnings momentum by and beyond 1998. The Performance Shares, in particular, were granted with earn out predicated upon the achievement of a compound annual earnings growth rate above the Company's published goal of 12% over fiscal years 1997 and 1998.

An important function of Air Products' management compensation programs is to facilitate strategic organization change through the motivation and retention of top officers to lead the Company in the future. While roles and responsibilities of executive officers and other key executives are continually evolving, significant transitional changes will be occurring in the top management team over the next few years. Accordingly, the Committee has devised a special fiscal year 1998 award strategy for Messrs. Gadomski and Jones, the principal objective of which is to secure the future leadership of the corporation in support of Mr. Wagner's plans for the transition of Air Products' businesses and leadership into the next century. In the fall of 1997, Messrs. Jones and Gadomski were each granted a special award of 25,000 ten-year, market-priced stock options which will become available for exercise in one-third increments with the first vesting date set for 1 January 2000, the second vesting date to be 1 January 2001, and the final third of the award to vest on 1 January 2002.

SUMMARY. Air Products' management compensation program is designed to closely link the performance of management to accomplishing long-term growth strategies and building shareholder value, while also addressing nearer-term results. The individual elements of the program are coherent and collectively provide a package that is well suited to the type of capital-intensive businesses in which Air Products is engaged, within the market guidelines for similarly sized companies. Air Products' management clearly understands the linkage of investment decision-making, operating performance, and compensation. Because of this linkage, the Committee believes that management is clearly focused on corporate growth, as well as the nearer and long-term interests of our shareholders.

               Management Development and Compensation Committee
                         Terry R. Lautenbach, Chairman
                                 Tom H. Barrett
                                  Robert Cizik

COMPENSATION, OPTION, AND LONG-TERM INCENTIVE PLAN TABLES

TABLE 1 presents before-tax information concerning compensation earned, paid to, awarded or accrued for services by the chief executive officer and five other most highly compensated executive officers of the Company as of the end of fiscal year 1997, during fiscal years 1995, 1996, and 1997 including Career Share awards (referred to under the column "Restricted Stock Awards") granted under the 1990 Deferred Stock Plan and stock options granted under the 1997 Long-Term Incentive Plan. TABLE 2 presents more detailed information concerning the foregoing stock option awards granted in fiscal year 1997 to the individuals named in Table 1, and TABLE 3 presents information as to options exercised and held by such persons in fiscal year 1997. TABLE 4 presents information concerning deferred stock units known as Performance Shares which were granted in fiscal year 1997 pursuant to the 1997 Long-Term Incentive Plan.

                                    TABLE 1

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                              ANNUAL COMPENSATION           ---------------------------
                                       ----------------------------------                  SECURITIES
                                                             OTHER ANNUAL   RESTRICTED     UNDERLYING      ALL OTHER
                              FISCAL    SALARY     BONUS     COMPENSATION   STOCK AWARD   STOCK OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     ($)(1)     ($)(1)       ($)(2)       ($)(3)(5)      (#)(4)(5)         (6)
----------------------------  ------   --------   --------   ------------   -----------   -------------   ------------
Harold A. Wagner............   1997    $777,443   $874,000     $      0      $       0       110,000        $ 23,211(7)
  Chairman, President and      1996    $738,077   $473,000     $      0      $ 390,450        50,100        $ 25,198(7)
  Chief Executive Officer      1995    $686,539   $640,000     $      0      $ 346,875        50,000        $ 20,597
James H. Agger..............   1997    $309,000   $221,000     $      0      $       0        25,000        $  9,228(8)
  Senior Vice President,       1996    $295,577   $119,000     $      0      $ 130,150        12,100        $  8,908
  General Counsel and          1995    $283,808   $176,000     $      0      $ 115,625        12,000        $  8,516
  Secretary
Robert E. Gadomski..........   1997    $351,346   $326,000     $      0      $       0        50,000        $ 10,480(9)
  Executive Vice President,    1996    $311,538   $162,000     $      0      $ 156,180        16,000        $  9,372
  Chemicals                    1995    $297,962   $208,000     $      0      $ 185,000        16,000        $  8,940
John P. Jones III...........   1997    $351,346   $326,000     $ 44,222      $       0        50,000        $ 10,501(10)
  Executive Vice President,    1996    $305,268   $139,000     $268,556      $ 156,180        16,000        $  9,166
  Gases and Equipment          1995    $274,231   $185,000     $281,815      $ 185,000        12,100        $  8,229
Joseph J. Kaminski..........   1997    $401,308   $326,000     $      0      $       0        50,000        $ 11,985(11)
  Corporate Executive          1996    $384,423   $178,000     $      0      $ 208,240        20,000        $ 11,562
  Vice President               1995    $368,462   $257,000     $      0      $ 231,250        20,000        $ 11,056
Arnold H. Kaplan............   1997    $305,292   $221,000     $      0      $       0        25,000        $  9,109(12)
  Senior Vice President,       1996    $274,039   $113,000     $      0      $ 104,120        12,100        $  8,266
  Finance                      1995    $227,693   $124,000     $      0      $  92,500         9,000        $  6,831

---------------
 (1) Amounts shown include cash compensation earned for services performed during each fiscal year, including amounts received by the executive as well as amounts earned but deferred at the election of the executive.

 (2) The value of perquisites and other personal benefits, if any, is not included, because in each instance the aggregate incremental cost to the Company for such benefits was below the Securities and Exchange Commission's ("SEC's") required disclosure thresholds. The amounts shown in this column are comprised of payments made under the Company's plans applicable to all employees who are U.S. citizens on international assignments. The amounts shown for Mr. Jones are comprised of payments for foreign cost of living and exchange rate adjustments, foreign housing costs and domestic housing management, and for tax equalization relating to his overseas assignment. Mr. Jones' overseas assignment concluded during fiscal year 1996.

 (3) Deferred stock units referred to as "Career Shares" awarded to executives at the beginning of fiscal years 1995 and 1996 under the 1990 Deferred Stock Plan, each unit entitling the recipient to receive from the Company one share of Company common stock at or following the end of the applicable deferral period, together with a cash payment equivalent to the dividends which would have accrued on a share of common stock during the deferral period. The deferral period established by the Management Development and Compensation Committee is the earlier of two years following the executive's retirement, disability, or death (but no earlier than two years from the grant date), subject to acceleration by this Committee upon a change in control of the Company as defined in the plan. Under the latter circumstances, the Committee may determine to pay the units in cash in an amount prescribed by a plan formula defining stock value. Amounts reported in the Table are based on the grant date market values of $52.06 per share for the fiscal year 1996 awards and $46.25 per share for the fiscal year 1995 awards (the mean of the high and low sale prices as reported on NYSE -- Composite Transactions, for the date indicated), without giving effect to the diminution of value attributable to the nontransferability, absence of voting rights and other features and restrictions applicable to such units. As of September 30, 1997, Mr. Wagner held an aggregate of 34,000 units valued at $2,814,564; Mr. Agger held 7,100 units valued at $587,747; Mr. Gadomski held 9,900 units valued at $819,535; Mr. Jones held 9,400 units valued at $778,144; Mr. Kaminski held 12,900 units valued at $1,067,879; and Mr. Kaplan held 5,500 units valued at $455,297, such values determined in the same manner as were the amounts in the Table but based on the 1997 fiscal year-end $82.7813 market value of a share of Company common stock.

 (4) During a thirty-day period following a change in control of the Company as defined in the Long-Term Incentive Plan, pursuant to which the options were granted, such options can be canceled upon or surrendered for payment of 100% of the "spread" between the value of the shares of Company common stock subject to the option, as defined in such plan, and the option exercise price.

 (5) Deferred stock unit and option awards are subject to forfeiture at the discretion of the Management Development and Compensation Committee for breaching any agreement with or obligation to the Company or engaging in certain specified activities including competing with the Company.

 (6) The amounts shown for fiscal years 1995 and 1997 are comprised solely and the amounts shown for fiscal year 1996 are comprised principally of Company matching contributions and/or accruals (together, the "Company match") under the Company's qualified 401(k) and nonqualified supplementary defined contribution savings plan (together, the "Savings Plan") under which the Company matches 50% of each participant's Savings Plan elective salary reduction up to 6% of base pay (i.e., a 3% match). In addition, for fiscal year 1996 incidental amounts of interest deemed to be compensatory by the SEC are included for the portion of the interest accrued on such Savings Plan and certain deferred bonus accounts at a rate above 120% of the applicable federal long-term rate for the applicable period of compounding. No such compensatory interest was earned for fiscal years 1995 and 1997. Interest accrued on such deferred compensation at a rate below such a market rate is not included because it is not treated as compensatory by the SEC.

 (7) The Savings Plan Company match for fiscal years 1997, 1996, and 1995 is $23,211, $22,143, and $20,597, respectively.

 (8) The Savings Plan Company match for fiscal years 1997, 1996, and 1995 is $9,228, $8,869, and $8,516, respectively.

 (9) The Savings Plan Company match for fiscal years 1997, 1996, and 1995 is $10,480, $9,347, and $8,940, respectively.

(10) The Savings Plan Company match for fiscal years 1997, 1996, and 1995 is $10,501, $9,159, and $8,229, respectively.

(11) The Savings Plan Company match for fiscal years 1997, 1996, and 1995 is $11,985, $11,534, and $11,056, respectively.

(12) The Savings Plan Company match for fiscal years 1997, 1996, and 1995 is $9,109, $8,222, and $6,831, respectively.

                                    TABLE 2

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS
--------------------------------------------------------------------------------    POTENTIAL REALIZABLE VALUE AT
                       NUMBER OF     PERCENT(%)                                        ASSUMED ANNUAL RATES OF
                       SECURITIES     OF TOTAL                                         STOCK PRICE APPRECIATION
                       UNDERLYING     OPTIONS                                            FOR OPTION TERMS(6)
                        OPTIONS      GRANTED TO    EXERCISE                       ----------------------------------
                        GRANTED     EMPLOYEES IN    PRICE          EXPIRATION            5%               10%
        NAME             (#)(1)     FISCAL YEAR     ($/SH)            DATE              ($)               ($)
---------------------  ----------   ------------   --------     ----------------  ----------------  ----------------
Harold A. Wagner.....    55,000(2)      4.5%        $58.13(4)    October 2, 2006     $2,010,670        $5,095,434
                         55,000(3)      4.5%        $72.00(5)    October 2, 2001     $ 120,464         $1,189,042
James H. Agger.......    12,500(2)      1.0%        $58.13(4)    October 2, 2006     $ 456,971         $1,158,053
                         12,500(3)      1.0%        $72.00(5)    October 2, 2001     $  27,378         $ 270,237
Robert E. Gadomski...    25,000(2)      2.1%        $58.13(4)    October 2, 2006     $ 913,941         $2,316,106
                         25,000(3)      2.1%        $72.00(5)    October 2, 2001     $  54,756         $ 540,474
John P. Jones III....    25,000(2)      2.1%        $58.13(4)    October 2, 2006     $ 913,941         $2,316,106
                         25,000(3)      2.1%        $72.00(5)    October 2, 2001     $  54,756         $ 540,474
Joseph J. Kaminski...    25,000(2)      2.1%        $58.13(4)    October 2, 2006     $ 913,941         $2,316,106
                         25,000(3)      2.1%        $72.00(5)    October 2, 2001     $  54,756         $ 540,474
Arnold H. Kaplan.....    12,500(2)      1.0%        $58.13(4)    October 2, 2006     $ 456,971         $1,158,053
                         12,500(3)      1.0%        $72.00(5)    October 2, 2001     $  27,378         $ 270,237

---------------
(1) Nonqualified stock options which are nonassignable and nontransferable except to designated beneficiaries; or by will or by the laws of descent and distribution; or by gift to family members or to trusts of which only family members are beneficiaries. The option exercise price may be paid by delivery of owned shares and/or tax withholding obligations relating to exercise may be satisfied by delivery of owned shares and/or withholding shares purchased upon exercise. Outstanding options are subject to forfeiture at the discretion of the Management Development and Compensation Committee for breaching any agreement with or obligation to the Company or engaging in certain specified activities including competing with the Company. This Committee also retains discretion, subject to plan limits, to modify outstanding options. In general, options granted to executive officers, including the chief executive officer, terminate when employment ends except due to retirement, disability, or death.

(2) Become exercisable in one-third increments on the first three anniversaries of grant except that upon a change in control of the Company, as defined in the 1997 Long-Term Incentive Plan, there would be an automatic acceleration of their exercisability. During a thirty-day period following such a change in control, options can be canceled upon or surrendered for payment of 100% of the "spread" between the market value of the shares subject to the option, as defined in the Plan, and the option exercise price.

(3) Become exercisable on October 1, 1998, except that upon a change in control of the Company, there would be an automatic acceleration of their exercisability, as explained in footnote 2 above.

(4) Granted at market value (the mean of the high and low sale prices on the grant date as reported on the NYSE -- Composite Transactions).

(5) Granted at a pre-established "premium" exercise price higher than the market value of the underlying shares on the date of grant.

(6) Figures shown under "Potential Realizable Value" are the pre-tax gains which would be recognized at the end of the option terms if an executive exercised all of his 1997 options on the last day of the option terms and Air Products stock price had grown at the 5% and 10% assumed growth rates set by the SEC. The amounts shown are not intended to forecast possible future appreciation, if any, of the price of Air Products stock. Since one of the tranches was granted at market value and the other tranche was granted above market value, no gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately.

                                    TABLE 3

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                              NUMBER OF
                                                                        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                       AT FISCAL YEAR END (#)       AT FISCAL YEAR END ($)(2)
                                 SHARES ACQUIRED        VALUE        ---------------------------   ---------------------------
              NAME               ON EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------- ---------------   ---------------   -----------   -------------   -----------   -------------
Harold A. Wagner................      28,640         $ 1,588,554       201,522        160,068      $ 8,942,674    $ 3,583,820
James H. Agger..................      14,660         $   763,389        68,313         37,067      $ 3,334,175    $   836,869
Robert E. Gadomski..............      20,200         $ 1,059,427        74,939         66,001      $ 3,529,685    $ 1,408,390
John P. Jones III...............       2,280         $   128,450        56,519         64,701      $ 2,598,663    $ 1,360,899
Joseph J. Kaminski..............       9,380         $   663,870        91,438         70,002      $ 4,359,450    $ 1,539,058
Arnold H. Kaplan................      10,360         $   518,907        58,763         36,067      $ 2,940,132    $   800,337

---------------
(1) Before-tax amounts determined by subtracting the exercise price from the exercise date market value (the mean of the high and low sale prices on the exercise date as reported on the NYSE -- Composite Transactions).

(2) Derived by subtracting the aggregate of the option exercise prices from the 1997 fiscal year-end market value for all shares underlying outstanding options since all of such options were "in-the-money" -- that is, the September 30, 1997 market value of $82.7813 exceeded the applicable option exercise price.

As a general matter, whether or not financial benefit will be derived from the exercise of options depends on the relationship between the market price of the underlying securities and the exercise price of the options, and on the executive's own investment decisions. To the extent that options have an exercise price above the market price ("out-of-the-money"), such options may ultimately confer no financial benefit to the executive as they may expire before they can be exercised profitably. Similarly, options "in-the-money" on a given date can become "out-of-the-money" due to price fluctuations in the stock market. Also, the value of the stock purchased on exercise may later decline to below the option exercise price before the stock is sold. For these reasons, the Company believes that placing a current value on outstanding options is highly speculative and that such valuations may not represent the true benefit, if any, that may be realized by an executive.

                                    TABLE 4

                       LONG-TERM INCENTIVE PLAN -- AWARDS
                              IN LAST FISCAL YEAR

The following table presents information concerning deferred stock units known as Performance Shares ("Performance Shares") which were granted in fiscal year 1997 pursuant to the 1997 Long-Term Incentive Plan. Performance Shares will earn out to the extent the performance objectives applicable to the award recipient's group, division or organization are determined by the Management Development and Compensation Committee to have been attained for Fiscal Year 1998. For the awards granted to the named executive officers, performance will be measured in terms of the Company-wide, corporate compound annual earnings growth rate for the two-year period ending 30 September 1998. Performance required for the minimum or threshold, for the target and for the maximum number of Performance Shares shown below to earn out is a compound annual earnings per share growth rate for this period of 10.3%, 13.6% and 18.7%, respectively. No earn out will occur for performance below 10.3%. Earn outs above the maximum number shown below may be awarded by the Committee if the Company exceeds the 18.7% maximum target.

                                           PERFORMANCE OR OTHER
                        NUMBER OF SHARES,      PERIOD UNTIL           ESTIMATED FUTURE PAYOUTS
                            UNITS, OR         MATURATION OR      -----------------------------------
         NAME            OTHER RIGHTS(#)        PAYOUT(1)        THRESHOLD(#)  TARGET(#)  MAXIMUM(#)
----------------------- -----------------  --------------------  ------------  ---------  ----------
Harold A. Wagner.......       15,000         10/1/96 - 9/30/98       7,500       15,000     22,500
James H. Agger.........        5,000         10/1/96 - 9/30/98       2,500        5,000      7,500
Robert E. Gadomski.....        7,500         10/1/96 - 9/30/98       3,750        7,500     11,250
John P. Jones III......        7,500         10/1/96 - 9/30/98       3,750        7,500     11,250
Joseph J. Kaminski.....        7,500         10/1/96 - 9/30/98       3,750        7,500     11,250
Arnold H. Kaplan.......        5,000         10/1/96 - 9/30/98       2,500        5,000      7,500

---------------
(1) Each earned Performance Share entitles the recipient to receive from the Company at the end of the applicable deferral period a share of Company common stock (and a cash payment equivalent to the dividends which would have accrued on a share of common stock since the date of grant of the award). In the case of Messrs. Gadomski and Jones, one-half of any Performance Shares which are earned out will be paid immediately after earn out. The deferral period established by the Committee for the other Performance Shares described above in Table 4 which are earned out, is two years following the earlier of the recipient's retirement, disability or death. Payout of Performance Shares is subject to acceleration by the Committee upon a change in control of the Company as defined in the plan, under which circumstances the Committee may determine to pay any or all of the Performance Shares in cash in an amount per unit prescribed by a plan formula defining stock value.

Performance Share awards will be forfeited upon the termination of employment of the recipient for any reason prior to 31 October 1998 and, thereafter, for any reason other than retirement, disability or death. Before and after earn out, awards are subject to forfeiture at the discretion of the Committee for breaching any agreement with or obligation to the Company or engaging in certain specified activities including competing with the Company.

STOCK PERFORMANCE INFORMATION

The following Graph compares the cumulative total shareholder returns of (a) the Company's common stock, (b) the Standard & Poor's 500 Stock Index and (c) the Standard & Poor's Chemicals Index, at each September 30 during the five-year period beginning September 30, 1992 and ending September 30, 1997. The Graph assumes the investment of $100 on September 30, 1992 in Air Products common stock, in the S&P 500 and in the S&P Chemicals, and total shareholder return was calculated on the basis that in each case all dividends were reinvested.
================================================================================

        Measurement Period
      (Fiscal Year Covered)            Air Products           S&P 500          S&P Chemicals
Sep-92                                     100                 100                 100
Sep-93                                      89                 113                 108
Sep-94                                     110                 117                 142
Sep-95                                     125                 152                 169
Sep-96                                     142                 183                 218
Sep-97                                     206                 257                 285

================================================================================

PENSION PLANS

The Company funds a tax-qualified, defined benefit pension plan for virtually all U.S. employees, including the executives named in the Summary Compensation Table. Retirement income benefits for salaried employees are based upon the participant's years of credited service and average base salary for the highest three consecutive years during the final ten years of service ("Final Average Earnings"). In addition, the Company has an unfunded supplementary pension plan under which certain employees, including those named in the Summary Compensation Table, are provided pension benefits which cannot be paid under the qualified pension plan because of Internal Revenue Code limitations, as well as pension benefits which would be payable under the qualified plan if bonus payments were taken into consideration in determining Final Average Earnings.

Table 5 shows the approximate annual retirement benefits payable to salaried employees retiring at age 65 in calendar year 1997, after selected periods of service with selected amounts of Final Average Earnings, under the straight-life annuity option under the pension plans without reduction for any survivor benefit.

                                    TABLE 5

                               PENSION PLAN TABLE

 REMUNERATION                                        YEARS OF SERVICE
(FINAL AVERAGE    --------------------------------------------------------------------------------------
  EARNINGS)          15          20          25          30           35            40            45
--------------    --------    --------    --------    --------    ----------    ----------    ----------
  $  300,000      $ 66,193    $ 88,257    $110,321    $132,385    $  154,450    $  176,950    $  199,450
     400,000      $ 88,693    $118,257    $147,821    $177,385    $  206,950    $  236,950    $  266,950
     500,000      $111,193    $148,257    $185,321    $222,385    $  259,450    $  296,950    $  334,450
     600,000      $133,693    $178,257    $222,821    $267,385    $  311,950    $  356,950    $  401,950
     700,000      $156,193    $208,257    $260,321    $312,385    $  364,450    $  416,950    $  469,450
     800,000      $178,693    $238,257    $297,821    $357,385    $  416,950    $  476,950    $  536,950
     900,000      $201,193    $268,257    $335,321    $402,385    $  469,450    $  536,950    $  604,450
   1,000,000      $223,693    $298,257    $372,821    $447,385    $  521,950    $  596,950    $  671,950
   1,100,000      $246,193    $328,257    $410,321    $492,385    $  574,450    $  656,950    $  739,450
   1,200,000      $268,693    $358,257    $447,821    $537,385    $  626,950    $  716,950    $  806,950
   1,300,000      $291,193    $388,257    $485,321    $582,385    $  679,450    $  776,950    $  874,450
   1,400,000      $313,693    $418,257    $522,821    $627,385    $  731,950    $  836,950    $  941,950
   1,500,000      $336,193    $448,257    $560,321    $672,385    $  784,450    $  896,950    $1,009,450
   1,600,000      $358,693    $478,257    $597,821    $717,385    $  836,950    $  956,950    $1,076,950
   1,700,000      $381,193    $508,257    $635,321    $762,385    $  889,450    $1,016,950    $1,144,450
   1,800,000      $403,693    $538,257    $672,821    $807,385    $  941,950    $1,076,950    $1,211,950
   1,900,000      $426,193    $568,257    $710,321    $852,385    $  994,450    $1,136,950    $1,279,450
   2,000,000      $448,693    $598,257    $747,821    $897,385    $1,046,950    $1,196,950    $1,346,950

Retirement benefits are not subject to any deductions for Social Security benefits or other offsets. The normal form of benefit is an annuity, but a lump sum payment is available, subject to certain conditions, as an optional form of payment for the portion of the retirement benefit payable under the supplementary pension plan.

In the case of the executives named in the Summary Compensation Table, compensation covered by the pension plans which is used to calculate Final Average Earnings is the annual compensation reported in the Salary and Bonus columns of the Summary Compensation Table (Table 1, at page 12). The approximate years of service as of September 30, 1997 for the executive officers named in the Summary Compensation Table are: Mr. Wagner, 34 years; Mr. Agger, 29 years; Mr. Gadomski, 27 years; Mr. Jones, 25 years; Mr. Kaminski, 32 years; and Mr. Kaplan, 33 years.

The Company's obligations to pay benefits under the supplementary pension plan are secured by a grantor trust. Likewise, the Company's obligation to pay benefits under the nonqualified supplementary savings plan referred to in footnote 6 to Table 1, Summary Compensation Table, at page 13, is secured by a grantor trust. The Company's obligation to provide funding for each trust is secured by a letter of credit. Each letter of credit permits and each trust agreement requires the trustee to draw on the letter of credit to (a) pay benefits or trust administration expenses which the Company fails to pay and (b) fund each trust if the Company fails to maintain the letter of credit or if the Company fails to cash fund the trust on the day a change in control of the Company occurs (as defined in the trust). The assets of each trust will at all times be subject to claims of the Company's creditors and the trustee will not be able to draw on the letter of credit if the Company is insolvent (as defined in each trust).

CERTAIN AGREEMENTS WITH EXECUTIVE OFFICERS

The Company has identical agreements ("employment agreements") with certain Company executives including each of the current executive officers. The employment agreements are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in control of the Company. The employment agreements provide that in the event of a change in control of the Company (as defined in the employment agreements) each executive would have the right to continue in the Company's employment and receive compensation and benefits specified in the agreement to the earlier of his age 65 or three years following the later of the change in control or a subsequent merger, consolidation or reorganization of the Company occurring within three years of the change in control while he is still employed. If, during this period after such change in control, either the executive's employment is terminated by the Company without cause (as defined) or the executive is forced to resign due to a failure by the Company to comply with any material provision of the employment agreement, the executive would generally be entitled to receive liquidated damages equivalent to the compensation and benefits he would have received during the then remaining period of the employment agreement. This would include, in addition to continued medical, dental and other welfare benefits for such period and reimbursement of legal expenses, a lump sum cash payment equal to the then present value of (1) his monthly base salary, bonus and Company matching contribution or accrual under the Company's qualified 401(k) and nonqualified supplementary defined contribution savings plans, multiplied by the number of months remaining in the term of the employment agreement following his termination, and (2) the difference between the pension benefits which would have been payable at the end of the term of the employment agreement and the executive's earlier termination under or by reference to the Company's defined benefit pension plans.

Each employment agreement provides for indemnification of the executive if he becomes involved in litigation because he is a party to the agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes information known by the Company as to the beneficial owners of more than five percent of the Company's common stock, as of September 30, 1997.

                                                             AMOUNT AND NATURE
                                                               OF BENEFICIAL
           NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNERSHIP       PERCENT OF CLASS
-----------------------------------------------------------  -----------------   ----------------
FMR Corp.(1)...............................................       9,717,371             7.9%
82 Devonshire Street
Boston, MA 02109-3614
Mellon Bank (DE) National Association......................       9,687,560             7.8%
Trustee of the Air Products and Chemicals, Inc.
Flexible Employee Benefits Trust (the "Trust")(2)
Mellon Bank Center
10th and Market Streets, 2nd Floor
Wilmington, DE 19801
State Farm Mutual Automobile Insurance Company(3)..........       7,828,800             6.3%
One State Farm Plaza
Bloomington, IL 61710
State Street Bank and Trust Company, Trustee(4)............       7,049,363             5.7%
P.O. Box 1389
Boston, MA 02104

---------------
(1) Based upon information in a report on Schedule 13G for the period ending December 31, 1996 filed by FMR Corp. with the Securities and Exchange Commission ("SEC"), as updated by FMR Corp. through September 30, 1997. Of these shares, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 8,932,897 shares, representing 7.2% of the class. In the aggregate, FMR Corp. has sole voting power over 468,574 shares and sole investment power over 9,700,971 shares. According to the 13G, Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., also have investment power over the shares beneficially owned by FMR Corp.

(2) As indicated in a report on Schedule 13D filed by the Trust with the SEC, the Trust holds the Company's common stock under a grantor trust agreement between the Company and Mellon Bank (DE) National Association, as Trustee, creating the Trust which was entered into to provide for the satisfaction of certain obligations of the Company and its affiliates under various employee benefit and compensation plans, programs, contracts and structures (the "plans"). Shares held in the Trust are transferred from the Trust from time to time to satisfy plan obligations specified by the Company. Both the Trust and Trustee have disclaimed beneficial ownership of all 9,687,560 shares. The Trustee has no discretion in the manner in which the shares will be voted. The trust agreement provides that the Trustee will vote, and tender or exchange, the shares held in the Trust, but only in the same proportions and manner as the participants in the Company's Savings Plan direct the trustee of the Savings Plan with respect to shares of Company common stock held in the Savings Plan trust. The particular rules for Savings Plan voting are described under CERTAIN PROCEDURAL INFORMATION at page 23, and, for tendering or exchanging, in footnote 1(d) on page 22. The trust agreement further provides that all voting and all tendering or exchange actions and directions with respect to the shares will be held in confidence and not disclosed to any person, including officers and employees of the Company.

(3) Based upon information in a report on Schedule 13G for the period ending December 31, 1996 filed by State Farm Mutual Automobile Insurance Company ("State Farm") with the SEC, as updated by State Farm through September 30, 1997. State Farm and related entities have sole voting power and sole investment power as to all 7,828,800 shares.

(4) Based upon information in a report on Schedule 13G for the period ending December 31, 1996 filed by State Street Bank and Trust Company ("State Street") with the SEC. State Street holds 5,531,409 shares in trust as Trustee for the Company's Retirement Savings and Stock Ownership Plan (the "Savings Plan") representing 4.5% of the class. The Savings Plan trust agreement provides that the Trustee will vote, and tender or exchange, the shares held in the Savings Plan trust as the participants in the Savings Plan direct, as described under CERTAIN PROCEDURAL INFORMATION at page 23 and in footnote 1(d) on page 22. State Street holds the remainder of the shares in trust as trustee or discretionary advisor for various collective investment funds for employee benefit plan and other index accounts. In the aggregate, State Street has sole voting power over 1,272,138 shares, shared voting power over 5,605,325 shares, sole investment power over 1,401,733 shares, and shared investment power over 5,647,630 shares.

The table below sets forth information furnished by the following persons and, where possible, confirmed from records of the Company, as to the number of shares of the Company's common stock beneficially owned by the directors, nominees for director and executive officers of the Company generally as of November 1, 1997.

                                                        AMOUNT AND NATURE OF BENEFICIAL
                                                          OWNERSHIP(1) AND PERCENT OF
                 NAME OF BENEFICIAL OWNER                          CLASS(2)
     ------------------------------------------------  ---------------------------------
     James H. Agger..................................    104,800(3)
     Dexter F. Baker.................................    568,738(3)(4)
     Tom H. Barrett..................................     15,986(5)
     L. Paul Bremer III..............................      7,309(5)
     Robert Cizik....................................     10,264(5)
     Ruth M. Davis...................................      4,564(5)
     Robert E. Gadomski..............................    120,574(3)
     Edward E. Hagenlocker...........................      1,669(5)
     James F. Hardymon...............................        289
     John P. Jones III...............................     94,240(3)
     Joseph J. Kaminski..............................    153,494(3)
     Arnold H. Kaplan................................     98,726(3)
     Terry R. Lautenbach.............................      7,921(5)
     Ruud F. M. Lubbers..............................      2,295(5)
     Takeo Shiina....................................      5,447(5)
     Lawrason D. Thomas..............................      5,268(5)
     Harold A. Wagner................................    337,494(3)(6)
     All directors and executive officers as a group
       comprised of the above 17 persons.............  1,539,078                   1.12%

---------------
(1) Beneficial ownership of common stock as reported in the above table has generally been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Accordingly, all Company securities over which the directors, nominees and executive officers named or the group directly or indirectly have or share voting or investment power have been deemed beneficially owned and have been included in the table. Except as otherwise noted in this footnote, the directors, nominees and executive officers have sole voting and investment power over the securities indicated in the table as beneficially owned by them.

     Included in the figures in the table are:

     (a) an aggregate of 982,860 options granted under the Company's Long-Term Incentive Plans and under the Company's Stock Option Plan for Directors, an aggregate of 78,800 deferred stock units known as "Career Shares" awarded under the Company's 1990 Deferred Stock Plan, an aggregate of 47,500 deferred stock units known as "Performance Shares" granted under the 1997 Long-Term Incentive Plan (said awards being subject to achieving certain performance objectives and being reported herein at the 100% target level of earn out), and an aggregate of 21,036 deferred stock units under the Deferred Compensation Plan for Directors, as to which securities the recipient directors, nominees, and executive officers have no voting or investment power;

     (b) an aggregate of 15,363 shares held by, or for the benefit of, members of the immediate families or other relatives of certain of the directors, nominees and executive officers, of which amount such directors, nominees and executive officers disclaim beneficial ownership of 15,363 shares;

     (c) an aggregate of 4,032 shares owned jointly by certain of the directors, nominees and executive officers with their spouses with whom they share voting and investment power; and

     (d) shares represented by units of interest allocated to the account of the current and former executive officers named above under the Company's Retirement Savings and Stock Ownership Plan (the "Savings Plan"). Participants are entitled to confidentially direct the Savings Plan trustee as to how to vote such shares represented by units of interest allocated to their Savings Plan accounts, as described under CERTAIN PROCEDURAL INFORMATION at page 23. Further, participants have the right to confidentially direct the trustee as to whether or not to tender or exchange such Savings Plan shares, but if the trustee does not receive timely directions from participants such shares will not be tendered or exchanged. The trustee will respond as to fractional shares in the same proportions as Savings Plan shares for which participant directions have been received.

(2) No individual director's, nominee's or executive officer's beneficial holdings totaled 1% or more of the outstanding shares as of such date, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (under which the deferred stock units referred to in footnote 1(a) above are disregarded for all percentage calculation purposes).

(3) These figures include shares which could be acquired in the following amounts by exercise of stock options within 60 days of November 1, 1997, granted under the Company's Long-Term Incentive Plans: Mr. Agger -- 80,512; Mr. Baker -- 269,900; Mr. Gadomski -- 93,939; Mr. Jones -- 74,219; Mr.
    Kaminski -- 113,105; Mr. Kaplan -- 69,962; and Mr. Wagner -- 253,223.

(4) This figure includes 80,000 shares owned by a private corporation and 88,343 shares owned by a charitable foundation, as to which shares Mr. Baker has shared voting and investment power.

(5) These figures include shares which could be acquired in the following amounts by each nonemployee director by exercise of stock options within 60 days of November 1, 1997, granted under the Company's stock option plan for directors: Mr. Barrett -- 4,000; Mr. Bremer -- 4,000; Mr. Cizik -- 4,000; Dr. Davis -- 2,000; Mr. Hagenlocker -- 1,000; Mr. Lautenbach -- 4,000; Mr. Lubbers -- 2,000; Mr. Shiina -- 4,000; and Mr. Thomas -- 3,000.

(6) This figure includes 13,562 shares owned by a charitable foundation, as to which Mr. Wagner has shared voting and investment power.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all of its directors and officers subject to Section 16(a) have complied with all Section 16 filing requirements.

                         CERTAIN PROCEDURAL INFORMATION

QUORUM REQUIREMENTS, VOTING PROCEDURES, AND PROXY SOLICITATION FOR THE 1998 ANNUAL MEETING

Only holders of common stock of record at the close of business on November 28, 1997, will be entitled to vote at the Annual Meeting. Under applicable Delaware law and the Company's By-Laws, as amended, the holders of a majority of such outstanding shares of common stock of the Company entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Proxies marked as abstaining and broker "non-votes" will be treated as present for purposes of determining a quorum for the meeting.

A broker non-vote will occur when a nominee holding shares for a beneficial owner does not have the authority under the rules of the New York Stock Exchange ("NYSE") to cast a vote on a particular matter and the beneficial owner has not furnished voting instructions on the matter. Under the circumstances currently known to management the NYSE rules would permit nominees to vote without instruction on the type of proposals described in this Proxy Statement, so it is not expected that broker non-votes will occur. Broker non-votes would not be counted for any purpose as to any matter for which non-vote is indicated on the broker's proxy and, thus, would have no effect on the outcome of the vote on such matter.

Each holder of the 118,196,876 issued and outstanding shares of $1 par value common stock of the Company as of the November 28, 1997 record date for the 1998 Annual Meeting is entitled to one vote in person or by proxy for each share held. Proxies are solicited from shareholders by the Board of Directors of the Company in order to provide every shareholder an opportunity to vote on all matters scheduled to come before the meeting whether or not he or she attends in person. When the enclosed proxy card is properly executed and returned, the shares represented will be voted by the proxyholders named on the card in accordance with the shareholder's directions. Shareholders may vote on a matter by marking the appropriate box on the card. If the card is executed and returned and no choice is specified for a matter, the shares will be voted as recommended by the Board of Directors and management on that matter.

Any shareholder executing a proxy may revoke that proxy or submit a revised one at any time before it is voted. A shareholder may also vote by ballot at the Annual Meeting, thereby canceling any proxy previously returned as to any matter voted on by ballot.

Management knows of no matters other than those set forth on the proxy card that may properly be presented for action at the 1998 Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares represented in accordance with their best judgment on any other business that may come before the meeting.

Full shares of common stock held for the account of shareholders participating in the Direct Investment Program as of the record date will be voted in the same manner as those shareholders have authorized their shares held of record to be voted. If such shareholders fail to instruct how the shares registered in their names shall be voted by not returning a proxy, the shares held in their dividend reinvestment accounts will likewise not be voted. Full shares of common stock represented by units of interest allocated to the account of participants in the Company's Retirement Savings and Stock Ownership Plan will be voted by the plan trustee pursuant to confidential directions received from the plan participants. Any such shares for which the trustee receives no voting directions and fractional shares will be voted by the trustee in the same proportions as plan shares for which voting directions have been received.

The Annual Report for the fiscal year ended September 30, 1997, including financial statements, has been mailed to all shareholders together with this Proxy Statement, which was first mailed December 10, 1997. The Annual Report is not considered part of the proxy solicitation materials.

The total expense of solicitation of proxies will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. The Company has retained Morrow & Co. to assist in the solicitation of proxies for a fee of approximately $7,500, plus expenses. It may be that further solicitation of proxies will be made by telephone or oral communication by employees of the Company who will not be directly compensated therefor and the cost thereof will be borne by the Company.

SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

Certain matters are required to be considered at the annual meeting of shareholders, such as the election of directors. From time to time, the Board of Directors may wish to submit to the shareholders other matters for consideration, such as the ratification of the selection of auditors, management proposals regarding new incentive programs, and most changes in the Certificate of Incorporation. Additionally, shareholders may be asked to consider and take action on proposals submitted by shareholders who are not members of management that cover matters deemed proper under regulations of the Securities and Exchange Commission and applicable state laws.

Shareholders' eligibility to submit proposals for inclusion in the Company's Proxy Statement, proper subjects for such proposals, and the form of shareholder proposals are regulated by Rule 14a-8 under Section 14(a) of the Securities Exchange Act of 1934. For shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 1999 Annual Meeting, the proposal must be received at the Company's principal executive office on or before August 12, 1998. Also, in September 1997, the Company's By-Laws were amended to require shareholders who intend to propose the nominations of persons for election as directors or other business to be considered by shareholders at an annual meeting (other than shareholder proposals included in the proxy statement pursuant to Rule 14a-8), to give written notice to the Secretary of the Company at least 90 days but no more than 120 days prior to the anniversary date of the previous year's annual meeting. Therefore, matters to be raised by a shareholder at the 1999 annual meeting must be received at the Company's principal executive offices on or after September 24, 1998 but no later than October 24, 1998. The written notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Copies of the By-Law provisions setting forth the specific notice requirements will be forwarded to any shareholder of record upon written request.

All proposals or notices of proposals by shareholders, whether or not to be included in the Company's proxy materials, should be sent to the Secretary of the Company at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501.

[LOGO]

AIR PRODUCTS AND CHEMICALS, INC.
7201 Hamilton Boulevard
Allentown, PA 18195-1501


                             PROXY SOLICITED BY THE

     BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS--JANUARY 22, 1998


The undersigned hereby appoints Harold A. Wagner, James H. Agger, and Arnold H. Kaplan, or any one of them, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Air Products and Chemicals, Inc. on Thursday, January 22, 1998, and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof.


                                                                     SEE REVERSE
                                                                         SIDE

------------------------------------------------------------------------------

                            * FOLD AND DETACH HERE *



                        [Air Products logo appears here]


                                 ANNUAL MEETING
                                       OF
                        AIR PRODUCTS AND CHEMICALS, INC.

                           THURSDAY - JANUARY 22, 1998
                                    2:00 P.M.
                         TOMPKINS COLLEGE CENTER THEATER
                       CEDAR CREST COLLEGE, ALLENTOWN, PA.

[ X ] Please mark your votes
      as in this example.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                  FOR      WITHHELD
1. To elect all                                Nominees are:
   nominees      [   ]       [   ]             T. H. Barrett, J. F. Hardymon, T.
                                               Shiina, and L. D. Thomas as Class
                                               III directors for three-year
   For all nominees except those named below:  terms.

   ------------------------------------------


2. APPOINTMENT OF AUDITORS.                       FOR       AGAINST      ABSTAIN
   Ratification of appointment of
   Arthur Andersen LLP, as independent           [   ]       [   ]        [   ]
   certified public accountants for fiscal
   year 1998.



                                               The shares represented by this
                                               proxy will be voted as directed
                                               by the shareholder on this proxy
                                               with respect to Proposals 1 and
                                               2. If no direction is given, such
                                               shares will be voted for
                                               Proposals 1 and 2. Such shares
                                               will be voted in the proxies'
                                               discretion upon such other
                                               business as may properly come
                                               before the meeting.


SIGNATURE(S)                                   DATE
            ------------------------------         --------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.

      When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

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                            * FOLD AND DETACH HERE *

                        AIR PRODUCTS AND CHEMICALS, INC.

                              SHAREHOLDER SERVICES

                   DIRECT INVESTMENT PROGRAM FOR SHAREHOLDERS


The Direct Investment Program provides an alternative to traditional retail brokerage methods for registered shareholders and non-shareholders to purchase Air Products and Chemicals, Inc. common stock and to reinvest dividends in Air Products stock. It is a convenient and economical way for you to initiate and increase your investment in Air Products through the purchase of shares with voluntary cash payments and all or part of your dividends. Cash payments may be made by mail or through automatic monthly deductions from your bank account.

                           DIRECT DEPOSIT OF DIVIDENDS

Shareholders receiving a dividend check may have payments deposited directly into their checking or savings account at any financial institution participating in the ACH network. Through an Electronic Funds Transfer, your dividend can be deposited electronically on the dividend payment date. There is no charge to shareholders for this service.

For details or enrollment in the Direct Investment Program or for direct deposit of dividends, simply contact First Chicago Trust Company of New York, which administers these programs for Air Products. The address and convenient "800" numbers are shown below.

Direct Investment Program
for Shareholders of Air Products and Chemicals, Inc.
c/o First Chicago Trust Company of New York
P.O. Box 2598
Jersey City, New Jersey 07303-2598

Existing shareholders:   800-519-3111
Non-shareholders inquiring
about the Program:       888-694-9458

Be sure to include a reference to
Air Products and Chemicals, Inc.

                       STATE STREET BANK AND TRUST COMPANY

December 10, 1997

TO:  ALL PARTICIPANTS IN THE AIR PRODUCTS AND CHEMICALS, INC.
     RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN

We are pleased to enclose the Notice of Annual Meeting of Shareholders of Air Products and Chemicals, Inc. scheduled for January 22, 1998 and the accompanying proxy statement.

As a participant in and a named fiduciary of a Company-sponsored employee benefit savings plan that provides for pass-through voting to participants, you are entitled to vote the shares credited to your account and held by us in our capacity as Trustee under the Air Products and Chemicals, Inc. Retirement Savings and Stock Ownership Plan. These shares will be voted in confidence as you direct if the enclosed voting direction form is completed by you and received by us on or before January 16, 1998.

We would appreciate your filling in and signing the voting direction form and returning it promptly in the postage paid envelope.

Cordially yours,

STATE STREET BANK AND TRUST COMPANY, TRUSTEE

     1998 ANNUAL MEETING OF SHAREHOLDERS - AIR PRODUCTS AND CHEMICALS, INC.

                 STATE STREET BANK AND TRUST COMPANY BOSTON, MA
  AS TRUSTEE FOR AIR PRODUCTS AND CHEMICALS, INC. RETIREMENT SAVINGS AND STOCK
                                 OWNERSHIP PLAN.

The Trustee is hereby directed to vote the shares of common stock of Air Products and Chemicals, Inc. represented by units of interest (the "shares") allocated to my account under the Retirement Savings and Stock Ownership Plan at the annual meeting of shareholders of Air Products and Chemicals, Inc. to be held on 22 January 1998 as directed on the reverse side with respect to Proposals 1 and 2.

I understand that the whole shares allocated to my Plan account will be voted by the Trustee in person or by proxy as so directed by me. If this form is signed and returned without directions, the shares allocated to my account will be voted by the Trustee for Proposals 1 and 2. Except as otherwise provided in the Retirement Savings and Stock Ownership Plan, such shares will be voted in the proxies' discretion upon such other business as may properly come before the meeting. If this form is not returned or is returned unsigned, the shares allocated to my account will be voted by the Trustee in the same proportions as shares held under the Plan for which voting directions have been received.

[PLEASE MARK AND DATE THE PROXY, AND SIGN YOUR NAME AS IT APPEARS ON THE OTHER SIDE.]

[ X ] PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                                                                         For All
NO. 1   ELECTION OF DIRECTORS.                         For    Withhold   Except

        Nominees are:

        T. H. Barrett, J. F. Hardymon, T. Shiina,     [   ]     [   ]     [   ]
        and L. D. Thomas as Class III directors for three-year terms.

        If you do not wish your shares voted for a particular nominee, mark the "For All
        Except" box and strike a line through that nominee(s) name. Your shares will be voted for the remaining nominees.

        RECORD DATE SHARES:


NO. 2   APPOINTMENT OF AUDITORS.                       For     Against   Abstain

        Ratification of appointment of Arthur         [   ]     [   ]     [   ]
        Andersen LLP, as independent certified
        public accountants for fiscal year 1998.


                                                          STATE STREET BANK
                                                          AND TRUST COMPANY

                                                        THE BOARD OF DIRECTORS
                                                      RECOMMENDS A VOTE FOR NOS.
                                                               1 AND 2.

Please be sure to sign and date this Proxy.

[                                         ]
                                    Date


Participant sign here


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